                                                                  EXHIBIT (c)(1)
                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               September 18, 1999

                                     among

                                 FURON COMPANY,

                                 NORTON COMPANY

                                      and

                          FCY ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                ---------------

                                                            Page
                                                            ----
ARTICLE 1
---------
        Definitions
        -----------
Section 1.01.  Definitions..................................  1

ARTICLE 2
---------
        The Offer
        ---------
Section 2.01.  The Offer....................................  5
Section 2.02.  Company Action...............................  8
Section 2.03.  Directors....................................  9

ARTICLE 3
---------
        The Merger
        ----------
Section 3.01.  The Merger................................... 10
Section 3.02.  Conversion of Shares......................... 11
Section 3.03.  Surrender and Payment........................ 11
Section 3.04.  Dissenting Shares............................ 12
Section 3.05.  Stock Options................................ 13
Section 3.06.  Employee Stock Purchase Plan................. 13
Section 3.07.  Restricted Stock Units....................... 14
Section 3.08.  Adjustments.................................. 14
Section 3.09.  Withholding Rights........................... 14
Section 3.10.  Lost Certificates............................ 14

ARTICLE 4
---------
        The Surviving Corporation
        -------------------------
Section 4.01.  Articles of Incorporation.................... 15
Section 4.02.  Bylaws....................................... 15
Section 4.03.  Directors and Officers....................... 15

ARTICLE 5
---------
        Representations and Warranties of the Company
        ---------------------------------------------
Section 5.01.  Corporate Existence and Power................ 15
Section 5.02.  Corporate Authorization...................... 16
Section 5.03.  Governmental Authorization................... 16
Section 5.04.  Non-contravention............................ 16
Section 5.05.  Capitalization............................... 17
Section 5.06.  Subsidiaries................................. 18
Section 5.07.  SEC Filings.................................. 19
Section 5.08.  Financial Statements......................... 20

Section 5.09.  Disclosure Documents......................... 20
Section 5.10.  Absence of Certain Changes................... 21
Section 5.11.  No Undisclosed Material Liabilities.......... 23
Section 5.12.  Compliance with Laws and Court Orders........ 23
Section 5.13.  Litigation................................... 24
Section 5.14.  Material Contracts........................... 24
Section 5.15.  Finders' Fees................................ 25
Section 5.16.  Taxes........................................ 25
Section 5.17.  Employee Benefit Plans....................... 27
Section 5.18.  Environmental Matters........................ 28
Section 5.19.  Antitakeover Statutes and Rights Agreement... 30
Section 5.20.  Title to Real Properties..................... 31
Section 5.21.  Insurance Coverage........................... 31
Section 5.22.  Labor Matters................................ 31
Section 5.23.  Intellectual Property........................ 32

ARTICLE 6
---------
        Representations and Warranties of Parent
        ----------------------------------------
Section 6.01.  Corporate Existence and Power................ 32
Section 6.02.  Corporate Authorization...................... 33
Section 6.03.  Governmental Authorization................... 33
Section 6.04.  Non-contravention............................ 33
Section 6.05.  Disclosure Documents......................... 34
Section 6.06.  Finders' Fees................................ 34
Section 6.07.  Financing.................................... 35

ARTICLE 7
---------
        Covenants of the Company
        ------------------------
Section 7.01.  Conduct of the Company....................... 35
Section 7.02.  Shareholder Meeting; Proxy Material.......... 38
Section 7.03.  Access to Information........................ 38
Section 7.04.  No Solicitation; Other Offers................ 39
Section 7.05.  Notices of Certain Events.................... 40
Section 7.06.  Certificate of the Company................... 41
Section 7.07.  Notes Offer and Consent Solicitation......... 41
Section 7.08.  Interim Financial Statements................. 42

ARTICLE 8
---------
        Covenants of Parent
        -------------------
Section 8.01.  Obligations of Merger Subsidiary............. 42
Section 8.02.  Voting of Shares............................. 42

Section 8.03.  Director and Officer Liability............... 42
Section 8.04.  Employees; Benefits.......................... 43

ARTICLE 9
---------
        Covenants of Parent and the Company
        -----------------------------------
Section 9.01.  Reasonable Best Efforts...................... 45
Section 9.02.  Certain Filings.............................. 46
Section 9.03.  Public Announcements......................... 47
Section 9.04.  Further Assurances........................... 47
Section 9.05.  Merger Without Meeting of Shareholders....... 47

ARTICLE 10
----------
        Conditions to the Merger
        ------------------------
Section 10.01.  Conditions to Obligations of Each Party..... 47
Section 10.02.  Conditions to the Obligations of Parent
                and Merger Subsidiary....................... 48

ARTICLE 11
----------
        Termination
        -----------
Section 11.01.  Termination................................. 49
Section 11.02.  Effect of Termination....................... 51

ARTICLE 12
----------
        Miscellaneous
        -------------
Section 12.01.  Notices..................................... 51
Section 12.02.  Survival of Representations and Warranties.. 53
Section 12.03.  Amendments; No Waivers...................... 53
Section 12.04.  Expenses.................................... 53
Section 12.05.  Successors and Assigns...................... 54
Section 12.06.  Governing Law............................... 54
Section 12.07.  WAIVER OF JURY TRIAL........................ 54
Section 12.08.  Counterparts; Effectiveness; Benefit........ 55
Section 12.09.  Entire Agreement............................ 55
Section 12.10.  Captions.................................... 55
Section 12.11.  Severability................................ 55
Section 12.12.  Specific Performance........................ 55

                           AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of September 18, 1999 among Furon Company, a California corporation (the "Company"), Norton Company, a Massachusetts corporation ("Parent"), and FCY Acquisition Corporation, a California corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Subsidiary").

     The parties hereto agree as follows:



                                   ARTICLE 1

                                  Definitions

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following involving the Company or any of its Subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, (x) any sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (y) any tender offer or exchange offer for 25 percent or more of the outstanding Shares or the filing of a registration statement under the 1933 Act in connection therewith. An "Acquisition Proposal" shall not be deemed to include the continuing process to sell the Company's subsidiary located in Rugby England (the "Subsidiary Sale").

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "California Law" means the General Corporation Law of the State of California.

     "California Merger Agreement" means the Agreement of Merger among the Company, Merger Subsidiary and Parent, together with the related officers' certificates required by Section 1103 of California Law.

     "Closing Date" means the date on which the Effective Time occurs.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company Balance Sheet" means the consolidated balance sheet of the Company as of July 31, 1999 and the footnotes thereto set forth in the Company 10-Q.

    "Company Balance Sheet Date" means July 31, 1999.

    "Company 10-Q" means the Company's quarterly report on Form 10-Q for the period ended July 31, 1999.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

    "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect (other than an effect that impacts the Person's industry generally) on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole.

     "Medical Device Products Business" means the medical device products business currently conducted by the Company and its Subsidiaries, including Medex, Inc.

     "1933 Act" means the Securities Act of 1933.

     "1934 Act" means the Securities Exchange Act of 1934.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Revised Minimum Number" shall mean that number of Shares that when added to the Shares then owned directly or indirectly by Parent and Saint-Gobain would equal 49.99% of the Shares then outstanding.

     "Right" means, with respect to each outstanding Share, the right to purchase one one-hundredth of a share of Junior Participating Preferred Stock, without par value, pursuant to the Rights Agreement dated as of April 30, 1999 between the Company and The Bank of New York.

     "Saint-Gobain" means Compagnie de Saint-Gobain, a French corporation.

     "SEC" means the Securities and Exchange Commission.

     "Shares" means the shares of common stock, without par value, of the Company (including the Rights and shares of restricted stock issued pursuant to the employee benefit plans of the Company).

     "Stock Option Agreement" means the Stock Option Agreement dated as of the date hereof among the Company, Parent and Merger Subsidiary pursuant to which the Company has granted to Merger Subsidiary an option to purchase Shares.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "Top-Up Stock Option" has the meaning set forth in the Stock Option Agreement.

     "Transactions" means the transactions contemplated by this Agreement and the Stock Option Agreement, including the Offer and the Merger.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


Term                               Section
----                               -------
Antitrust Law.....................   9.01

Term                               Section
----                               -------
CERCLA............................   5.18
Certificates......................   3.03
Company Disclosure Documents......   5.09
Company Employees.................   8.04
Company Material Contract.........   5.14
Company Proxy Statement...........   5.09
Company Real Properties...........   5.18
Company SEC Documents.............   5.07
Company Securities................   5.05
Company Subsidiary Securities.....   5.06
Company Shareholder Meeting.......   7.02
Confidentiality Agreement.........   7.03
Continuing Director...............   2.03
Current Plan Year.................   8.04
De Minimus Restriction............   9.01
DOJ...............................   9.01
Effective Time....................   3.01
Employee Plans....................   5.17
Environmental Laws................   5.18
ERISA.............................   5.17
ERISA Affiliate...................   5.17
ESPP..............................   3.06
Exchange Agent....................   3.03
FAS 106...........................   5.17
FTC...............................   9.01
GAAP..............................   5.08
Hazardous Materials...............   5.18
HMTA..............................   5.18
Indemnified Person................   8.03
Intellectual Property Rights......   5.23
International Plan................   5.17
Merger............................   3.01
Merger Consideration..............   3.02
Minimum Condition.................   2.01
Multiemployer Plan................   5.17
Notes.............................   7.07
Notes Offer.......................   7.07
Notes Offer Documents.............   7.07
Offer.............................   2.01
Offer Documents...................   2.01
Options...........................   5.05
Parent Plan.......................   8.04

Term                               Section
----                               -------
Pre-Closing Tax Period............   5.16
RCRA..............................   5.18
Release...........................   5.18
Returns...........................   5.16
Schedule 14D-1....................   2.01
Schedule 14D-9....................   2.02
Severance Continuation Period.....   8.04
Severance Plan....................   8.04
Superior Proposal.................   7.04
Surviving Corporation.............   3.01
Tax...............................   5.16
Tax Asset.........................   5.16
Taxing Authority..................   5.16



                                   ARTICLE 2

                                   The Offer

     Section 2.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence an offer (the "Offer") to purchase any and all of the outstanding Shares at a price of $25.50 per Share, net to the seller in cash. Subject to
Section 2.01(c), the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent, Merger Subsidiary and Saint-Gobain, represents at least 90% of the Shares outstanding (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that, subject to Section 2.01(c), no change or waiver may be made that, without the prior written consent of the Company, waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or is otherwise materially adverse to the holders of the Shares. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to extend the

Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; provided that Merger Subsidiary may extend the Offer under this clause (i) on not more than two occasions and for not more than ten business days on each such occasion or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Merger Subsidiary shall either (i) extend the Offer from time to time until such conditions are satisfied or waived (but not beyond November 10, 1999) or (ii) exercise its rights under Section 2.01(c), if applicable; provided that (w) such conditions are reasonably capable of being satisfied, (x) the Company exercises its reasonable best efforts to cause such conditions to be satisfied, (y) an Acquisition Proposal shall not have been publicly announced and not withdrawn as of such scheduled expiration date and (z) the Company is in compliance with all of its covenants in this Agreement. Subject to the foregoing and to the terms and conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares properly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary is obligated to purchase. Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to pay for any Shares that Merger Subsidiary becomes obligated to accept for payment, and pay for, pursuant to the Offer. The Offer shall have an initial scheduled expiration date 20 business days following commencement thereof.

     (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (such Schedule 14D-1 and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of Shares.

     (c) In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Merger Subsidiary may, without the consent of the
Company:

          (i)  extend the Offer pursuant to Section 2.01(a);

          (ii) amend the Offer to waive the Minimum Condition in contemplation of the exercise of the Top-Up Stock Option (to the extent the Top-Up Stock Option is exercisable at such time); or

          (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (without giving effect to the exercise of the Top-Up Stock Option or the stock option contemplated by Section 1.02 of the Shareholder Agreement) and (y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, Merger Subsidiary shall:

                (A)  reduce the Minimum Condition to the Revised Minimum Number,

                (B) reduce the number of Shares subject to the Offer to a number of Shares that when added to the Shares then owned by Merger Subsidiary, Parent and Saint-Gobain will equal the Revised Minimum Number, and

                (C) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares.

Notwithstanding any other provision of this Agreement, in the event that Merger Subsidiary purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of Merger Subsidiary, at any time prior to the termination of this Agreement, the Company shall take no action whatsoever (including, without limitation, the redemption of any Shares) which would have the effect of increasing the percentage ownership of Shares by Merger Subsidiary, Parent and Saint-Gobain in excess of the Revised Minimum Number.

     (d) In the event that (x) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, (y) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (z) Shares have not been accepted for payment by Merger Subsidiary prior to November 10, 1999, Merger Subsidiary shall be required to take either the action contemplated by Section 2.01(c)(ii) above or the action contemplated by Section 2.01(c)(iii) above.

     Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement, the Stock Option Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved and adopted this Agreement, the Stock Option Agreement, the Shareholder Agreement and the Transactions, including the Offer and the Merger, in accordance with the requirements of the California Law and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders, provided that, subject to Section 7.04(c), the Board of Directors of the Company may withdraw, modify or amend such recommendation only to the extent the Company's Board of Directors shall have determined in good faith, on the basis of advice of its outside legal counsel, that consistent with its fiduciary duties under applicable law, it must take such action. The Company further represents that Lehman Brothers Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors, and each of its executive officers who has been informed of the Transactions and who owns Shares, intend to tender their Shares pursuant to the Offer and, if applicable, to vote in favor of the Merger. The Company will cause its transfer agent to promptly furnish Parent with a list of the Company's shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and to provide to Parent such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

     (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Parent each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

     Section 2.03. Directors. (a) Promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition or the Revised Minimum Number, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and Saint-Gobain (including Shares accepted for payment) bears to the total number of Shares outstanding (provided that if Merger Subsidiary has accepted for payment the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the next whole number plus one to give Parent at least a majority of the members of the Company's Board of Directors), and the Company shall take all action within its power to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its reasonable best efforts to cause individual directors designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company's Board of Directors other than any committee of such Board established to take action under this Agreement or the Stock Option Agreement and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, in the event that Parent's designees are to be appointed or elected to the Company's Board of Directors, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Continuing Directors"); provided that in the event that the number of Continuing Directors shall be reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement.

     (b) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the approval of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any amendment of the articles of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and any material transaction with Parent, Merger Subsidiary or any affiliate thereof unless such transaction is on terms no less favorable to the Company than the Company would obtain in a similar transaction with an unrelated third party.



                                   ARTICLE 3

                                  The Merger

     Section 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file the California Merger Agreement with the California Secretary of State and make all other filings or recordings required by California Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the California Merger Agreement is duly filed with the California Secretary of State or at such later time as is specified in the California Merger Agreement.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

     Section 3.02.  Conversion of Shares.  At the Effective Time:

     (a) except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $25.50 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger Consideration");

     (b) each Share held by the Company as treasury stock or owned by Saint-Gobain, Parent or any Subsidiary of Saint-Gobain or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as and when needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the

Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation and Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent and the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

     Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger, if required, or consented thereto, if required, in writing and who has demanded appraisal for such Shares in accordance with

California Law (if California Law provides for appraisal rights for such Shares in the Merger) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. If Parent is not required under California Law to obtain the approval of the other shareholders of the Company in order to effectuate the Merger and effects the Merger without holding a meeting of such shareholders, then, prior to consummating the Merger, Parent will provide notice, as required by California Law, that the Merger will become effective on or after a specified date and that such shareholders are entitled to exercise their dissenters' rights.

     Section 3.05. Stock Options. (a) At or immediately prior to the Effective Time, each outstanding stock option issued by the Company to purchase Shares, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. Such payment shall be reduced by applicable withholding taxes.

     (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement) that are within its power to give effect to the transactions contemplated by Section 3.05(a).

     Section 3.06. Employee Stock Purchase Plan. (a) After the date hereof, no new offering period shall commence under the Company's Employee Stock Purchase Plan (the "ESPP"). As of the Effective Time, the ESPP shall be terminated. The Company shall pay each participant in any current offering period under such Plan in cash at the Effective Time, in cancellation of all rights under such Plan, an amount determined by multiplying (i) the Merger Consideration per Share by (ii) the number of Shares such participant could have purchased under the ESPP based on his or her account balance under such Plan immediately prior to the Effective Time (such payment to be reduced by applicable withholding taxes); provided that with respect to any fractional shares, the foregoing shall not apply and the balance of each account attributable to such fractional shares shall be returned to the participant in cash.

     (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP or obtaining participant consents) that are necessary to give effect to the transactions contemplated by Section 3.06(a).

     Section 3.07. Restricted Stock Units. At or immediately prior to the Effective Time, each outstanding restricted stock unit (including deferred stock units and deferred shares) issued by the Company, whether or not vested or transferable, shall be canceled, and the Company shall pay each holder of any such restricted stock unit at or promptly after the Effective Time the Merger Consideration for each unit surrendered. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any incentive compensation plan or arrangement) that are necessary to give effect to the transactions contemplated by this Section 3.07.

     Section 3.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 3.09. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 3.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.


                                   ARTICLE 4

                           The Surviving Corporation

     Section 4.01. Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article First of such articles of incorporation shall be amended to read as follows: "The name of the corporation is Furon Company."

     Section 4.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 5

                 Representations and Warranties of the Company

     The Company represents and warrants to Parent that:

     Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has all governmental licenses, authorizations, permits, consents and approvals required to carry on the Medical Device Products Business, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Medical Device Products Business. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement, and the consummation by the Company of the Transactions, are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law) or any applicable shareholder approval required by The New York Stock Exchange, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Each of this Agreement and the Stock Option Agreement constitutes a valid and binding agreement of the Company.

     Section 5.03. Governmental Authorization. Except as set forth on Schedule 5.03, the execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the California Merger Agreement with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of any applicable Antitrust Laws,
(iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign,
(iv) the filing of reports with the United States Department of Commerce regarding foreign investment in the United States and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

     Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement, and the consummation by the Company of the Transactions, do not and will not

(i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries (except as set forth on Schedule 5.04) or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for (A) such failures to obtain any such consent or other action, default, termination, cancellation, acceleration, change or loss referred to in clause (iii), with respect to the Medical Device Products Business or the assets thereof, that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Medical Device Products Business and (B) such contraventions, conflicts and violations referred to in clause (ii) and such failures to obtain any such consent or other action, default, termination, cancellation, acceleration, change, loss or Lien referred to in clauses (iii) or
(iv) that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to consummate the Transactions.

     Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 Shares and 2,000,000 shares of preferred stock, without par value per share. As of September 14, 1999, there were outstanding 18,508,997 Shares and stock options issued by the Company (the "Options") to purchase an aggregate of 1,996,709 Shares (of which Options to purchase an aggregate of 1,325,834 Shares were exercisable). There are and there will be no shares of preferred stock outstanding. The Company has issued to shareholders Rights to purchase Junior Participating Preferred Stock of the Company, which Preferred Stock is, under certain circumstances, convertible into Common Stock of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the 1982 Stock Incentive Plan, the 1995 Stock Incentive Plan, the 1993 Non-Employee Directors' Stock Compensation Plan, the ESPP, the Economic Value Added Incentive Compensation Plan, the Deferred Compensation Plan and the Option Gain Deferral Program will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable.

Schedule 5.05(a) identifies (i) the holders of each of the Options, (ii) the number of Options vested for each holder, (iii) the option plan under which each Option was issued, (iv) the number of Options held by such holder and (v) the exercise price of each of the Options.

        (b) Except as set forth in this Section 5.05 (including rights under the plans described in Section 5.05(a)) or in the Stock Option Agreement and for changes since September 14, 1999 resulting from the exercise of stock options issued by the Company outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth in Schedule 5.05(b), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     (c) The Shares issuable pursuant to the Stock Option Agreement have been duly authorized and, when issued upon payment of the exercise price therefor pursuant to the Stock Option Agreement and subject to shareholder approval to the extent required pursuant to the rules of The New York Stock Exchange, will be validly issued, fully paid and non-assessable, and free and clear of all Liens and the issuance of such Shares will not be subject to any preemptive or similar rights.

     Section 5.06. Subsidiaries. (a) Each Significant Subsidiary (within the meaning of Regulation S-X promulgated under the 1934 Act) of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for (i) those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) those licenses, authorizations, permits, consents and approvals required to carry on the Medical Device Products Business the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Medical Device Products Business. Each such Significant Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material

Adverse Effect on the Company. All Significant Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's most recent Form 10-K.

     (b) Except as set forth on Schedule 5.06, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company (except for shares of foreign Subsidiaries of the Company held in nominee names), directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     (c) Except for its Subsidiaries and as set forth on Schedule 5.06, the Company does not directly or indirectly own any capital stock of or other equity interest in any corporation, partnership or other Person and neither the Company nor any of its Subsidiaries is a member of or participant in any partnership, joint venture or similar Person.

     Section 5.07. SEC Filings. (a) Parent has received (i) the Company's annual reports on Form 10-K for its fiscal years ended January 30, 1999 and January 31, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended July 31, 1999 and May 1, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since January 30, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 30, 1999 (the documents referred to in this Section 5.07(a), collectively, the "Company SEC Documents").

     (b) As of the filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such later filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's shareholders in connection with the Transactions (the "Company Disclosure Documents"), including, without limitation, the
Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

     (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in
Schedule 5.10 and as disclosed in the Company SEC Documents, there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than quarterly cash dividends on the Shares not in excess of $.03 per share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) any acquisition by the Company or any of its Subsidiaries of a material amount of assets, including without limitation stock or other equity interests, from any Person or any sale, lease, license or other disposition of assets or property of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

     (d) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

     (e) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money (i) exceeding

$10,000,000 in the aggregate or (ii) having a term longer than one year in duration;

     (f) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices;

     (g) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

     (h) any damage, destruction or other similar casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has resulted, or could reasonably be expected to result, in an aggregate amount in excess of $5,000,000;

     (i) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (j) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (k) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and its Subsidiaries;

     (l) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of clause (iii) or (v), in the ordinary course of business consistent with past practice; or

     (m) to the Company's knowledge, any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

     Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

     (c) liabilities or obligations under this Agreement or the Stock Option Agreement or incurred in connection with the Transactions.

     Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are and have been in compliance with, and to the knowledge of the Company are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for (i) failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) failures to comply with or violations with respect to any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree applicable to the Medical Device Products Business that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Medical Device Products Business.

     Section 5.13. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof and on Schedule 5.13, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any such Subsidiary is liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that (i) the Company believes is reasonably likely to result in a liability to the Company or any of its Subsidiaries of an amount in excess of $1,000,000, which liability is either uninsured or is insured but has not been accepted by the applicable insurer without a reservation of rights under a policy with a deductible in excess of $250,000 or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any other Transaction.

     Section 5.14. Material Contracts. Schedule 5.14(a) sets forth a complete and accurate list of any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (each, a "Company Material Contract"):

     (a) all written management, compensation, employment or other contracts entered into with any executive officer or director of the Company or the principal officer of Medex, Inc.;

     (b) all contracts or agreements under which the Company or any of its Subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $1,000,000;

     (c) all bonds or agreements of guarantee or indemnification in which the Company or any of its Subsidiaries acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an amount or potential amount greater than $1,000,000, other than any such bonds or agreements entered into in connection with an asset or stock acquisition or disposition made by the Company or any of its Subsidiaries and other than any such guarantees of the obligations of the Company or any of its Subsidiaries;

     (d) all noncompete agreements to which the Company or any of its Affiliates (other than any director of the Company) is a party;

     (e)  all partnership and joint venture agreements;

     (f) each other contract or agreement listed as an exhibit to the Company's most recent Form 10-K and the Company 10-Q; and

     (g) all agreements relating to material business acquisitions or dispositions during the last three years, including any separate tax or indemnification agreements.

     Except as set forth on Schedule 5.14(a), (i) neither the Company nor any of its Subsidiaries is in default under the terms of any Company Material Contract, which default permits the other party to adversely alter or terminate any rights of the Company or any of its Subsidiaries or accelerate the obligations of the Company or any of its Subsidiaries under such Company Material Contract or to collect damages, (ii) to the knowledge of the Company, no other party thereto is in default in any material respect under the terms of any Company Material Contract and (iii) each Company Material Contract is in full force and effect in all material respects.

     Section 5.15. Finders' Fees. Except for Lehman Brothers Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

     Section 5.16. Taxes. (a) Filing and Payment. The Company and each of its Subsidiaries has timely filed all material federal, state, local and foreign tax returns and reports (including estimated tax or information returns and reports) required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its Subsidiaries has timely paid, or withheld and remitted to the appropriate Taxing Authority or such Person, respectively, (or the Company has paid on its Subsidiaries' behalf) all material taxes required to be paid, or withheld and remitted, respectively, by it. There are no agreements in effect to extend the period of limitations for the assessment of any federal tax for which the Company or any of its Subsidiaries may be liable. The federal income tax returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended January 31, 1995 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     (b) Financial Records. The charges, accruals and reserves for Taxes with respect to the Company and each of its Subsidiaries for any Pre-Closing Tax Period reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c)  Procedure and Compliance.  Except as set forth on Schedule 5.16(c),
(i) there is no material claim, audit, action, suit, proceeding, or investigation now pending or threatened in a writing received by the Company or any Subsidiary against or with respect to the Company or any Subsidiary in respect of any income, franchise or sales Tax or Tax Asset (only insofar as it relates to income, franchise or sales Taxes) and (ii) there are no Liens for Taxes upon the assets of the Company or any Subsidiary except Liens for current Taxes not yet due, except where such Liens would not have a Material Adverse Effect.

     (d) Definitions. The following terms, as used herein, have the following meanings:

     "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign) and (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the liability of any other Person.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     Section 5.17.  Employee Benefit Plans.   (a)  Schedule 5.17 contains a
correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section 5.17, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

     (b) Except as disclosed in Schedule 5.17, neither the Company nor any of its ERISA Affiliates currently contributes to or maintains any plan subject to Title IV of ERISA, other than a "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). With respect to any Multiemployer Plan or other plan subject to Title IV of ERISA which the Company or any of its ERISA Affiliates has contributed to or maintained during the past five years, neither the Company nor any of its current ERISA Affiliates has any contingent liability that (i) is reasonably likely to become a liability of Parent or its ERISA Affiliates after the Effective Time and (ii) individually or in the aggregate, would have a Material Adverse Effect on the Company.

     (c) Except as set forth in Schedule 5.17, the consummation of the transactions contemplated by this Agreement will not entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. Except as set forth in Schedule 5.17, there is no contract, agreement, plan or arrangement covering any employee or former employee of the

Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

     (d) Except as set forth in Schedule 5.17, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except that the benefits under the Furon Company Employees' Profit Sharing Plan will be provided to employees of Medex, Inc.

     (f) All material contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices have been discharged and paid when due.

     (g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official other than routine claims for benefits and other than actions, including qualified domestic relations orders.

     Section 5.18.  Environmental Matters.  (a) Except as set forth on
Schedule 5.18:

          (i) neither the Company nor any of its Subsidiaries has received any written notice, claim, request for information or demand from any governmental agency or third party alleging that any of the Company, its Subsidiaries or the Company Real Properties is in material violation of, is subject to any administrative or judicial proceeding pursuant to, or has any material liability under, any Environmental Law;

          (ii) with respect to the Company Real Properties which are currently owned, leased or operated by the Company or its Subsidiaries, there has not occurred, nor is there presently occurring, any Release or Releases of any Hazardous Materials at, on, into, beneath or migrating from such Company Real Properties which, in the aggregate, would reasonably be expected to result in a material liability to the Company;

          (iii) with respect to the Company Real Properties which were previously owned, leased or operated by the Company or its Subsidiaries, there did not occur any Release or Releases of any Hazardous Materials, at, on, into, beneath or migrating from such Company Real Properties during or prior to the period of ownership, lease or operation by the Company or its Subsidiaries which, in the aggregate, would reasonably be expected to result in a material liability to the Company;

          (iv) neither the Company nor any of its Subsidiaries has Released, or allowed or arranged for any third parties to Release, any Hazardous Materials at any other site in violation of or which would reasonably be expected to lead to liability under, any Environmental Law which, in the aggregate, would reasonably be expected to result in a material liability with respect to the Company;

          (v) neither the Company nor any of its Subsidiaries is a potentially responsible party with respect to a federal, state, local or foreign environmental cleanup site or sites or with respect to investigation or corrective actions under any Environmental Law with respect to matters which, in the aggregate, would reasonably be expected to result in a material liability to the Company;

          (vi) each of the Company and its Subsidiaries is currently in compliance with all Environmental Laws, and to the extent of any prior noncompliance by any of the Company or its Subsidiaries with Environmental Laws, such noncompliance has been fully resolved, except where any failure to comply or failure to resolve noncompliance would not reasonably be expected to result in a material liability to the Company; and

          (vii) during the period of ownership, lease or operation by the Company or any of its Subsidiaries of any Company Real Properties, the Company or such Subsidiary operated the Company Real Properties in compliance with all Environmental Laws, except where any failure to comply would not reasonably be expected to result in a material liability to the Company.

     (b) For purposes of this Section, "Company Real Properties" shall mean all real property now or previously owned, operated or leased by the Company or its Subsidiaries.

     (c) For purposes of this Agreement, "Hazardous Materials" shall mean asbestos, petroleum products and all other materials on the date hereof defined as "hazardous substances", "hazardous wastes", "toxic substances", "solid wastes" or otherwise on or prior to the date hereof listed or regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq. ("RCRA") and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C.
(S)(S)1801 et seq. ("HMTA"); the Clean Water Act, the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act; or any other similar foreign, federal, state or local statute, regulation or ordinance or any other law or common law theory of any foreign, state or federal court, as now in effect, relating to, or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material.

     (d) For purposes of this Agreement, "Environmental Laws" shall mean any and all foreign, federal, state and local laws (including, without limitation, common law), statutes, ordinances, rules, regulations, permits, licenses or other governmental requirements relating to health, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), the release or threatened release, discharge, emission, of any Hazardous Materials or materials containing Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the pollution of the environment, including, without limitation, CERCLA, RCRA and HMTA.

     (e) For purposes of this Agreement, "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, disposing or dumping.

     Section 5.19. Antitakeover Statutes and Rights Agreement. (a) Except as set forth on Schedule 5.19, to the Company's knowledge, no "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state apply to this Agreement or any of the transactions contemplated hereby.

     (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement dated as of April 30, 1999 between the Company and The Bank of New York inapplicable to this

Agreement, the Stock Option Agreement, the Offer, the Shareholder Agreement and transactions contemplated thereby, the Merger and any other Transactions.

     Section 5.20. Title to Real Properties. The Company and each of its Subsidiaries have good fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all real property reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices, except for such imperfections in title and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations. None of such property is subject to any Lien, except:

     (i)   Liens disclosed on the Company Balance Sheet;

     (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet); or

     (iii) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets.

     Section 5.21. Insurance Coverage. The Company and its Subsidiaries have obtained and maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries and other insurance, in each case, with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as reasonably deemed necessary by the Company and its Subsidiaries. Such policies and bonds will not terminate or otherwise materially be affected solely as a result of the transactions contemplated hereby.

     Section 5.22. Labor Matters. Schedule 5.22 lists, as of the date hereof, all collective bargaining agreements which relate to any of the employees of the Company or its Subsidiaries and a summary of all material changes thereto since the Company Balance Sheet Date. The Company does not know of any activity or proceedings of any labor union (or representatives thereof) to organize any unorganized employees employed by the Company or its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the employees of the Company or its Subsidiaries during the period from the Company Balance Sheet Date through the date hereof. Except as set forth on
Schedule 5.22, each of the Company and its Subsidiaries has complied in all material respects with all material laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety and neither the Company nor any of its Subsidiaries has received any written notice of any claim that they have not complied in any material respect with such laws except in each case such failures to comply or such claims which, in the aggregate, would not reasonably be expected to result in a liability in excess of $1,000,000.

     Section 5.23. Intellectual Property. The Company and its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes that are material to the conduct of the business of the Company and its Subsidiaries (collectively the "Intellectual Property Rights"). The patents owned by the Company or any of its Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company or any of its Subsidiaries will be valid and enforceable, except as such invalidity or unenforceability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.23, to the Company's knowledge, there are no infringements by any other party of any of the Intellectual Property Rights. Except as set forth on Schedule 5.23, to the knowledge of the Company, there are no currently pending lawsuits against the Company and its Subsidiaries alleging infringement of any intellectual property right of another Person.



                                   ARTICLE 6

                    Representations and Warranties of Parent

     Parent represents and warrants to the Company that:

     Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Shareholder Agreement or the Stock Option Agreement or in connection with arranging any financing required to consummate the Transactions.

     Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Each of this Agreement and the Stock Option Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the California Merger Agreement with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of any applicable Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) the filing of a written notification pursuant to Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the Exon-Florio Statute), and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the Transactions.

     Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clause (iii) that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the Transactions.

     Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

     (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

     Section 6.06. Finders' Fees. Except for Lazard Freres & Co. L.L.C., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

     Section 6.07. Financing. Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds (including, if required or desirable, funds provided by Saint-Gobain) to enable it to purchase all of the Shares (and options and other rights to purchase Shares) outstanding (whether in the Offer or the Merger), to pay off all of the outstanding debt of the Company, to fund the Company's severance and change of control obligations and to pay all related fees and expenses pursuant to the Offer.



                                   ARTICLE 7

                            Covenants of the Company

     The Company agrees that:

     Section 7.01. Conduct of the Company. Except as expressly permitted by this Agreement, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

     (a) the Company will not adopt or propose any change to its articles of incorporation or bylaws;

     (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

     (c) except for the Subsidiary Sale, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii in the ordinary course consistent of business with past practice;

     (d)  the Company will not, and will not permit any of its Subsidiaries to,
(i) take any action that (A) would make any representation and warranty of the Company hereunder that is qualified by materiality or Material Adverse Effect inaccurate in any respect at, or as of any time prior to, the Effective Time or
(B) would make any representation or warranty of the Company hereunder that is not so qualified to be inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect or material respect, as the case may be, at any such time;

     (e) the Company will not, and will not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, any of its Subsidiaries or Affiliates (except for the issuance of Shares pursuant to the exercise of Options, which Options are outstanding on the date hereof and the issuance of Shares as required under the ESPP);

     (f)  the Company will not, and will not permit any of its Subsidiaries to,
(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property of any combination thereof) in respect of its capital stock, except for the payment of quarterly cash dividends on the Shares not in excess of $.03 per Share with usual record and payment dates in accordance with past dividend practice and except that any wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except for the Notes Offer, repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

     (g) the Company will not, and will not permit any of its Subsidiaries to, sell, transfer, license, sublicense or otherwise dispose of any material Intellectual Property Rights (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material Intellectual Property Rights or third party Intellectual Property Rights;

     (h) except as set forth on Schedule 7.01(h), the Company will not, and will not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any other Person (other than (x) for an amount not exceeding $10 million in the aggregate and (y) for a term not greater than one year in duration), or make any loans, advances, or capital contributions to, or investments in, any other Person (other than to any wholly-owned Subsidiary of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice), (ii) enter into or amend any contract or agreement other than in the ordinary course of business consistent with past practice, (iii) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate exceeds $1,000,000, (iv) terminate any Company Material Contract or amend in any material respect any Company Material Contract or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited hereunder;

     (i) the Company will not, and will not permit any of its Subsidiaries to, take any action, other than as required by GAAP, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

     (j) the Company will not, and will not permit any of its Subsidiaries to, make any Tax election not required by law and inconsistent with past practice or settle or compromise any Tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company SEC Documents, or would not have a Material Adverse Effect;

     (k) the Company will not, and will not permit any of its Subsidiaries to, pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice or other payments, discharges or satisfactions which in the aggregate do not exceed $1,000,000, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

     (l) except as contemplated by Section 8.04 and as described on Schedule 7.01(h), the Company will not, and will not permit any of its Subsidiaries to

             (i) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee,

            (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for increases in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) or

             (iii) pay any benefit not required by any currently existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements); and

             (m) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 7.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless California Law does not require a vote of shareholders of the Company for consummation of the Merger. Subject to their fiduciary duties as advised by outside counsel to the Company, and subject to Section 7.04(c), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Transactions and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 7.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of May 27, 1999 between the Company and an Affiliate of Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries,
(ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that in each case appropriate procedures are implemented to protect the attorney-client privilege to the extent applicable with respect to any such materials. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or any of its Affiliates in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Section 7.04. No Solicitation; Other Offers. (a) From the date hereof until the termination hereof, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company will notify Parent or Parent's outside legal counsel promptly (but in no event later than 36 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including, without limitation, any material changes to the terms thereof). The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

     (b) Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person who delivers a Superior Proposal if (i) the Company has complied with the terms of this Section 7.04, including, without limitation, the requirement in Section 7.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from its outside legal counsel, that consistent with its fiduciary duties under applicable law, it must take such action, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (iv) the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action and (v) the Offer shall not have closed.

     (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its approval and recommendation to its shareholders referred to in Sections 2.02 and 7.02 hereof, but only if (i) the Company has complied with the terms of this Section 7.04, including, without limitation, the requirement in Section 7.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal is pending at the time the Company's Board of Directors determines to take any such action, (iii) the Company's Board of Directors determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that consistent with its fiduciary duties under applicable law, it must take such action and (iv) the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action. For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for 50% or more of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote is more favorable and provides greater value to the Company's shareholders than as provided hereunder, and such decision is made on the basis of the advice of a financial advisor of nationally recognized reputation and takes into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to closing. Nothing in this Section 7.04(c) shall (i) permit the Company to terminate this Agreement (except as provided in Article 11 hereof) or (ii) affect any other obligations of the Company under this Agreement.

     Section 7.05. Notices of Certain Events. The Company shall promptly notify Parent of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 5.12, 5.13, 5.16 or 5.18, as the case may be, or that relate to the consummation of the Transactions.

     Section 7.06. Certificate of the Company. On or prior to the date on which Merger Subsidiary purchases Shares pursuant to the Offer, the Company shall deliver to Parent a certification signed by an officer of the Company to the effect that the Company is not nor has it been within 5 years of such date a "United States real property holding corporation" as defined in Section 897 of the Code.

     Section 7.07. Notes Offer and Consent Solicitation. (a) The Company shall as promptly as practicable, but in no event later than ten business days following the public announcement of this Agreement, commence a consent solicitation and an offer (the "Notes Offer") to purchase all of the Company's 8.125% Senior Subordinated Notes (the "Notes") with one or more dealer managers selected by the Company and reasonably acceptable to Parent. The Company shall commence the Notes Offer by preparing and mailing to the holders of the Notes an offer to purchase and consent solicitation statement, together with the related letter of transmittal and other documents (the "Notes Offer Documents"), the terms of which (including any amendments or supplements thereto) in each case shall be in form and substance satisfactory to Parent. The Notes Offer shall be subject to (i) the condition that the Company receive consents from holders of not less than 75% in aggregate principal amount of the Notes outstanding (excluding for such purposes any Notes held by the Company and its Affiliates) to certain amendments to be set forth in the Notes Offer Documents to the indenture relating to the Notes, (ii) the condition that the Merger shall have been consummated and (iii) the condition that the trustee has executed a supplemental amendment to the indenture relating to the Notes, and other customary conditions satisfactory to Parent; provided that no such condition may be waived prior to the Effective Date without Parent's consent. The Notes Offer shall initially expire 20 business days after the date of its commencement; provided that, unless this Agreement is terminated in accordance with Article 11, in which case the Notes Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination, the Company may agree to extend the expiration date of the Notes Offer from time to time. The Company shall not, without the prior written consent of Parent, change, waive or impose additional conditions to the Notes Offer.

     (b) Parent agrees to reimburse the Company for all reasonably documented out-of-pocket expenses incurred in connection with the Notes Offer promptly following any termination of this Agreement other than (A) any such termination pursuant to Section 11.01(c)(i) or (ii) or Section 11.01(d) or (B) any other termination of this Agreement arising as a result of the failure of the Company to satisfy the condition to Closing set forth in Section 10.02(a).

     Section 7.08. Interim Financial Statements. Until the Effective Date or, if earlier, the date of termination of this Agreement pursuant to Section 11.01, as soon as practicable but in no event later than 30 days after the end of each month beginning with August, the Company shall deliver to Parent unaudited consolidated financial information for such month and the corresponding month of the preceding year as prepared by the Company's management for its own internal purposes.



                                   ARTICLE 8

                              Covenants of Parent

     Parent agrees that:

     Section 8.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 8.02. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Shareholder Meeting.

     Section 8.03. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation to, do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by California Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

     (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under California Law or any other applicable laws or under any agreement between an Indemnified Person and the Company the form of which agreement and the name of each Indemnified Person has been furnished to Parent prior to the date hereof. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person as an intended third party beneficiary.

     Section 8.04. Employees; Benefits. (a) Parent and Merger Subsidiary shall honor (i) all employment, severance or similar contractual or benefit plan arrangements in accordance with their terms in existence on the date hereof and
(ii) all legally imposed obligations relating to employment matters. After the Effective Time, Parent and Merger Subsidiary shall comply with applicable law, including without limitation the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101 et seq. It is the current intention of Parent and
                        -- ----
Merger Subsidiary to cause the Surviving Corporation to provide benefits to employees of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date hereof; provided, however, that the foregoing shall not limit or restrict the right of the Surviving Corporation or its Subsidiaries to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by applicable law.

     (b) Notwithstanding the foregoing, until the end of calendar year 2000 Parent shall cause the Surviving Corporation to continue to maintain the

Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (other than any stock based plans, programs and arrangements), to the extent disclosed to Parent prior to the date hereof, for the benefit of current and former employees of the Company and its Subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code); provided, however, that (i) nothing herein shall prohibit Parent from replacing any such existing plan, program or arrangement with a plan, program or arrangement which Parent reasonably believes will provide such employees with benefits which are not materially less favorable in the aggregate than the benefits that would have been provided under such existing plan, program or arrangement and (ii) nothing herein shall obligate Parent to provide such employees with any stock based compensation (including, without limitation, stock options or stock appreciation rights) after the Effective Time. Without limiting the generality of the foregoing, the Company and Parent shall:

             (I) take such actions as are necessary or appropriate to reflect the understanding set forth on Schedule 8.04(b);

            (II) amend the Furon Employee Stock Ownership Plan and the Furon Employees Profit Sharing Retirement Plan to eliminate the requirement that a participant be employed on the last day of the plan year to be entitled to an allocation of contributions thereunder; provided, that such amendment shall apply (A) only with respect to the plan year in effect for each such plan as of the Effective Time (the "Current Plan Year") and (B) only to plan participants whose employment with a participating employer is involuntarily terminated during the period commencing at the Effective Time and ending on the last day of the Current Plan Year; and

             (III) keep in effect the Furon Company Severance Pay Plan, as in effect and disclosed to Parent as of the date hereof (the "Severance Plan"), (or a plan providing benefits at least equal to the benefits under the Severance Plan) for a period of at least one year following the Effective Time (the "Severance Continuation Period"), and amend the Severance Plan to provide that (x) any employee whose employment is involuntarily terminated during the Severance Continuation Period shall be deemed to satisfy the condition in Section 2.1(a) of the Severance Plan that the employee's termination be as a result of a reduction in work force, and (y) during the Severance Continuation Period, without regard to Section 2.1(e)(2) of the Severance Plan, employees shall be eligible for benefits under the Severance Plan notwithstanding their employment by a business unit that is sold to another company unless such employee becomes an employee of such other company or its affiliate.

     (c) All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for purposes of eligibility and vesting under any employee benefit plan provided by the Surviving Corporation or Parent for the benefit of employees in which such employees of the Company participate.

     (d) From and after the date hereof through the Effective Time, the Company and Parent shall cooperate in good faith in (i) communicating with Company employees with regard to the Merger and any personnel or employee benefits matters related thereto and (ii) facilitating any necessary transitions in connection with the Merger with respect to Company benefit plans, payroll administration or similar matters.



                                   ARTICLE 9

                      Covenants of Parent and the Company

     The parties hereto agree that:

     Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSR Act and any applicable filings in Italy and Germany with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 9.01 shall (i) limit a party's right to terminate this Agreement pursuant to Section 11.01(b)(iv) so long as such party has up to then complied in all material respects with its obligations under this

Section 9.01 or (ii) require Parent, its Affiliates or the Company to consent to: any restriction, limitation, or obligation with respect to the businesses of Parent, its Affiliates or the Company or any sale or disposition of any assets of Parent, its Affiliates or the Company which is reasonably expected to result in, directly or indirectly, a reduction in aggregate revenues of Parent and its affiliates (including the Company) on an annualized basis in excess of $50,000,000 (a "De Minimus Restriction").

     (b) In connection with the efforts referenced in Section 9.01(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other Antitrust Law, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 9.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 9.05. Merger Without Meeting of Shareholders. If Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of shareholders of the Company in accordance with California Law.



                                  ARTICLE 10

                            Conditions to the Merger

     Section 10.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by California Law, this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with such Law;

     (b) any applicable waiting period under the HSR Act and under the Antitrust Laws of Italy and Germany relating to the Merger shall have expired or been terminated;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

     (d)  Merger Subsidiary shall have purchased Shares pursuant to the Offer.

     Section 10.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects with only such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company at and as of the date hereof as if made at and as of such time and at and as of the Effective Time as if made at and as of such time and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (b) There shall not be instituted or pending any action, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, before any court or governmental authority or agency, domestic or foreign, (i) challenging the acquisition by Parent, Merger Subsidiary or any of their respective Affiliates of any Shares, seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stock Option Agreement or seeking to require the Company, Parent, Merger Subsidiary or any of their respective Affiliates to pay any damages related to the Merger or the other Transactions that are material in relation to the Company taken as a whole, (ii) seeking to impose limitations on the ability of Merger Subsidiary, or to render Merger Subsidiary unable to accept for payment, pay for or purchase some or all of the Shares, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Affiliates or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Affiliates, other than any such restraint, prohibition or disposition that is a De Minimus Restriction, (iv) seeking to impose limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates on all matters properly presented to the Company's shareholders, (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares, other than any such divestiture that is a De Minimus Restriction or (vi) that otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent.



                                  ARTICLE 11

                                  Termination

     Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

        (a)  by mutual written agreement of the Company and Parent;

        (b)  by either the Company or Parent, if:

             (i) Merger Subsidiary shall not have accepted for payment any Shares pursuant to the Offer before the 41st business day following commencement of the Offer or Merger Subsidiary shall have failed to commence the Offer within 30 days following the date of this Agreement, provided that the right to terminate this Agreement pursuant to this
        Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the acceptance for payment by Merger Subsidiary of any Shares pursuant to the Offer by such time or of the Offer to be commenced by such time;

             (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

             (iii) the Company's shareholders shall have rejected the Merger and this Agreement at the Company Shareholder Meeting, if required, or at any adjournment or postponement thereof; or

              (iv) the Merger shall not have been consummated by February 28, 2000 (or, if a request for additional information is received from a governmental entity pursuant to the HSR Act or applicable Antitrust Laws, April 30, 2000); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(iv) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time.

        (c) by Parent, if, prior to the acceptance for payment of the Shares under the Offer,

             (i) any Person or "group" (as defined in Section 13(d)(3) of the 1934 Act), other than Parent or any of its Affiliates, shall have acquired beneficial ownership of more than 50% of the Shares, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of such Shares;

            (ii) (A) the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal or shall have failed to reaffirm such approval or recommendation upon Parent's request (or shall have resolved to do any of the foregoing) or (B) the Company shall have breached any of its obligations under Section 7.04; or

             (iii) the Offer terminates due to the failure of the Minimum Condition (including as modified to the Revised Minimum Number).

     (d) by the Company, if (i) prior to the acceptance for payment of any Shares pursuant to the Offer, (ii) the Company is in compliance with Section 7.04(c), (iii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer or the Merger, (iv) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (v) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (vi) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 12.04. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iv) above until at least the fifth business day after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification.

     The party desiring to terminate this Agreement pursuant to this Section
11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

     Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful and knowing (i) failure of either party to fulfill a condition to the performance of the material obligations of the other party, (ii) failure of either party to perform a material covenant hereof or (iii) material breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 9.03, 1102, 12.04, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.


                                  ARTICLE 12

                                 Miscellaneous

     Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:

          Compagnie de Saint-Gobain
          Les Miroirs
          18, Avenue d'Alsace
          92096 Paris La Defense, Cedex 27
          France
          Fax: 011-33-1-4762-3710
          Attention: Philippe Crouzet

          with a copy to:

          Saint-Gobain Corporation
          750 East Swedesford Road
          Valley Forge, Pennsylvania 19482
          Fax: (610) 341-7087
          Attention: John R. Mesher, Esq.

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Fax: (212) 450-4800
          Attention: Carole Schiffman, Esq.

          if to the Company, to:

          Furon Company
          29982 Ivy Glenn Drive
          Laguna Niguel, California
          Fax: (949) 363-6275
          Attention: General Counsel

          with a copy to:

          O'Melveny & Myers LLP
          610 Newport Center Dr.
          Suite 1700
          Newport Beach, CA 92660-6429
          Fax: (949) 823-6994
          Attention: Gary J. Singer, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 12.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 8.03, 8.04, 9.03, 11.02, 12.04, 12.06 and 12.07.

     Section 12.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.04. Expenses. (a) Except as otherwise provided in this Section 12.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) The Company agrees to pay Parent a fee in immediately available funds equal to $15,000,000, plus the reasonable expenses of Parent (not to exceed $2,500,000) incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby if this Agreement shall be terminated (i) pursuant to Section 11.01(c) or Section 11.01(d); or (ii) pursuant to Section 11.01(b)(i) or Section 11.01(b)(iii) and, in the case of this clause (ii), prior to the time of such termination an Acquisition Proposal shall have been publicly announced and not withdrawn and, within nine months of the date of termination, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and such transaction is subsequently consummated.

     (c) The fee and expenses reimbursement payment payable (i) pursuant to subsection (b)(i) above shall be paid by the Company immediately upon the termination of this Agreement and (ii) pursuant to subsection (b)(ii) above shall be paid by the Company on the date on which the transaction referred to in such subsection shall be consummated.

     (d) The Company agrees to pay Parent in immediately available funds an amount equal to Parent's reasonable expenses (not to exceed $2,500,000) incurred in connection with this Agreement and the transactions contemplated hereby, if
(x) this Agreement shall have been terminated pursuant to Section 11.01(b)(i),
(y) any representation or warranty made by the Company in this Agreement shall not have been true and correct as of the date hereof and (z) the condition in paragraph (iv)(f) of Annex I shall not have been satisfied. Such payment shall be made promptly, and in no event later than two business days, after such termination.

     (e) If the Company fails promptly to pay any amount due Parent pursuant to this Section 12.04, the Company shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in any judgment or settlement against the Company for such amount.

     Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

     Section 12.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12.08. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 12.09. Entire Agreement. This Agreement, the Stock Option Agreement, the Confidentiality Agreement and the Shareholder Agreement dated as of the date hereof between Merger Subsidiary and Mr. Hagan constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 12.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         FURON COMPANY



                         By: /s/  J. Michael Hagan
                            -------------------------------------
                            Name:   J. Michael Hagan
                            Title:  President and Chief Executive Officer


                         NORTON COMPANY



                         By: /s/ Robert C. Ayotte
                            -------------------------------------
                            Name:   Robert C. Ayotte
                            Title:  Executive Vice President


                         FCY ACQUISITION CORPORATION



                         By: /s/ Robert C. Ayotte
                            -------------------------------------
                            Name:   Robert C. Ayotte
                            Title:  Chairman and Chief Executive Officer

                                                                         ANNEX I


     Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if

     (i) the Minimum Condition (as defined in the Merger Agreement) has not been satisfied or waived (pursuant to the Merger Agreement, including Section 2.01(c)) by the scheduled expiration date,

     (ii) the applicable waiting period under the HSR Act and under the Antitrust Laws of Italy and Germany shall not have expired or been terminated by the expiration date of the Offer,

     (iii) at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, any of the following conditions exist:

             (a) there shall be instituted or pending any action, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, before any court or governmental authority or agency, domestic or foreign,

                (1) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to require the Company, Parent or Merger Subsidiary to pay any damages related to the Offer, the Merger or the other transactions contemplated by the Merger Agreement that are material in relation to the Company taken as a whole,

                (2) seeking to impose limitations on the ability of Merger Subsidiary, or to render Merger Subsidiary unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger,

                (3) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Affiliates or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Affiliates, other than any such restraint, prohibition or disposition that is a De Minimus Restriction,

                (4) seeking to impose limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates on all matters properly presented to the Company's shareholders,

                (5) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares or

                (6) that otherwise is reasonably likely to have a Material Adverse Effect on the Company; or

             (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act and of any applicable Antitrust Laws to the Offer or the Merger, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through
        (6) of paragraph (a) above; or

             (c) any Person shall have entered into a definitive agreement or an agreement in principle with the Company regarding an Acquisition Proposal; or

             (d) the Board of Directors of the Company (1) shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, (2) shall have failed to reaffirm such approval or recommendation upon Parent's request or (3) shall have recommended or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal; or

             (e) it shall have been publicly disclosed or Parent shall have otherwise learned that any Person or "group" (as defined in Section 13(d)(3) of the 1934 Act), other than Parent or any of its Affiliates, shall have acquired beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares); or

             (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or any representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality or Material Adverse Effect or any similar standard or qualification shall not be true and correct or any such representations or warranties that are not so qualified shall not be true and correct, individually or in the aggregate, so as to be reasonably likely to have a Material Adverse Effect on the Company, in each case, when made or as of the scheduled expiration of the Offer as if made at and as of such time; or

             (g) there shall have occurred a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (other than any war or armed hostilities or other calamity in the Balkan States) that is reasonably expected to have a Material Adverse Effect on the Company; or

             (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of the Merger Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

                                       3